                                                                    EXHIBIT 99.1


                             ROBBINS & MYERS REPORTS
                              FIRST QUARTER RESULTS


DAYTON, OHIO, December 18, 2003. . . Robbins & Myers, Inc. (NYSE:RBN) announced today its financial results for the first quarter of fiscal 2004, ended November 30, 2003. Earnings per share of $.15 for the quarter were in line with the previously announced guidance.

First quarter sales of $132.5 million reflect a 6% increase over sales of $124.8 million in the first quarter of fiscal 2003. The impact of changes in foreign currency exchange rates increased sales by $10.5 million in relation to the first quarter of fiscal 2003. EBIT for the quarter was $7.2 million compared with $7.0 million for the same period of fiscal 2003. Quarterly net income was $2.1 million compared with $2.0 million for the first quarter of the previous fiscal year. Diluted earnings per share were $.15 in the first quarter of fiscal 2004 and $.14 per share in the prior year's first quarter.

Daniel W. Duval, President and Chief Executive Officer of Robbins & Myers, Inc., stated, "Our performance was in line with expectations. Excluding the impact of exchange rates, first quarter sales were less than in the first quarter of fiscal 2003. We entered fiscal 2004 with low backlogs as a result of the weak order activity in Europe during the second half of fiscal 2003. This particularly impacted our Pharmaceutical segment as the majority of its business units are European based. We experienced an increase in inquiry and order levels during the first quarter which should lead to significantly better results in the second half of fiscal 2004."

The Company's Pharmaceutical segment's first quarter sales increased due to the positive impact of exchange rates. Excluding the exchange rate impact, the Pharmaceutical segment sales in the first quarter 2004 declined by 8.5%. Lead times for this segment are generally six months; thus sales were impacted by the weak economic conditions in Europe this past summer which led to low order rates and opening backlog. This should

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continue to impact the segment's contribution to first half results; however, the increasing order rate and backlog should help the second half of fiscal 2004 results.

The Energy segment's first quarter sales and EBIT increased by 12% and 29%, respectively compared with the first quarter of the previous year. Sequentially, however, there was a decline in first quarter 2004 sales as a result of the large shipments in Venezuela reported in the fourth quarter of fiscal 2003. The outlook for the Energy segment is positive due to the increasing drilling rig count and anticipated increases in capital spending during 2004.

First quarter fiscal 2004 financial performance of the Industrial segment improved over the prior year's first quarter with sales up 7% and EBIT up 21%. Sequentially, sales were slightly lower due to a decline in our aftermarket business in the first quarter. Orders in each business unit in this segment, Chemineer, Edlon and Moyno, reflected some improvement in the first quarter but have yet to indicate any meaningful recovery in the U.S. industrial markets.

Duval continued, "The soft order activity during the second half of last fiscal year, coupled with the lack of sustainable recovery early in the first quarter, is making the first half of fiscal 2004 very challenging. Our first quarter orders improved, with most of the improvement in November, but were still short of expectations. Thus, we believe it is appropriate to revise our guidance for the year to $.80-$1.00 per share and a range of $.03-$.08 per share for the second quarter from normal operations. Even though orders trended up for the Pharmaceutical segment this past quarter, we remain cautious regarding the second half of the year. While order rates in our Industrial segment have stabilized in the past months, we continue to see rising order activity in our Energy segment."


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CONFERENCE CALL

Robbins & Myers, Inc. has scheduled a conference call and webcast for 11:00 a.m., EST on Friday, December 19, 2003, to review the quarter results. A copy of the Company's presentation will be available on the Company's website at www.robbinsmyers.com when the call commences. Please contact the Company's Investor Relations to register for the call. The call web cast is available at www.robbinsmyers.com

Robbins & Myers, Inc. is a leading global supplier of highly-engineered, critical equipment and systems for the pharmaceutical, energy, and industrial markets. Headquartered in Dayton, Ohio the Company maintains manufacturing facilities in 15 countries.

In addition to historical information, this release contains forward-looking statements, identified by use of words such as "expects," "anticipates," "estimates," and similar expressions. These statements reflect the Company's expectations at the time this release was issued. Actual events and results may differ materially from those described in the forward-looking statements. Among the factors that could cause material differences are a significant decline in capital expenditures in specialty chemical and pharmaceutical industries, a major decline in oil and natural gas prices, foreign exchange rate fluctuations, continued availability of acceptable acquisition candidates and general economic conditions that can affect demand in the process industries. The Company undertakes no obligation to update or revise any forward-looking statement.

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ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
    (UNAUDITED)


(in thousands)                                    NOVEMBER 30, 2003   AUGUST 31, 2003
------------------------------------------        -----------------   ---------------
ASSETS
    Current Assets:
         Cash and cash equivalents                    $ 12,262            $ 12,347
         Accounts receivable                           116,998             117,896
         Inventories                                   105,608              96,196
         Other current assets                            9,824              10,480
         Deferred taxes                                  6,461               7,469
                                                      --------            --------
           Total Current Assets                        251,153             244,388

    Goodwill & Other Intangible Assets                 322,835             310,748
    Other Assets                                         7,084               7,357
    Property, Plant & Equipment                        144,887             141,963
                                                      --------            --------
                                                      $725,959            $704,456
                                                      ========            ========
LIABILITIES AND SHAREHOLDERS' EQUITY
    Current Liabilities:
         Accounts payable                             $ 50,976            $ 49,588
         Accrued expenses                               81,289              85,158
         Current portion of long-term debt              10,046               7,319
                                                      --------            --------
           Total Current Liabilities                   142,311             142,065

    Long-Term Debt - Less Current Portion              191,027             186,284
    Deferred Taxes                                       6,337               7,860
    Other Long-Term Liabilities                         84,837              81,241
    Shareholders' Equity                               301,447             287,006
                                                      --------            --------
                                                      $725,959            $704,456
                                                      ========            ========

Note: All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
      (UNAUDITED)



                                                               THREE MONTHS ENDED
                                                         ------------------------------
                                                         NOVEMBER 30,      NOVEMBER 30,
(in thousands,  except per share data)                      2003               2002
----------------------------------------                 ------------------------------
Sales                                                      $132,482            $124,828
Cost of sales                                                89,016              83,280
                                                           --------            --------

Gross profit                                                 43,466              41,548

SG&A expenses                                                35,660              33,966
Amortization expense                                            621                 539
                                                           --------            --------

Income before interest and income taxes                       7,185               7,043

Interest expense                                              3,698               3,858
                                                           --------            --------

Income before income taxes and minority interest              3,487               3,185

Income tax expense                                            1,220               1,067

Minority interest                                               128                 128
                                                           --------            --------

Net income                                                 $  2,139            $  1,990
                                                           ========            ========



Net Income Per Share:
      Basic                                                $   0.15            $   0.14
      Diluted                                              $   0.15            $   0.14


Weighted Average Common Shares Outstanding:
      Basic                                                  14,441              14,344
      Diluted                                                16,272              16,568


Orders                                                     $142,701            $127,692

Backlog                                                    $121,593            $128,178

Note: All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
    (UNAUDITED)

                                                                    THREE MONTHS ENDED
                                                             ---------------------------------
                                                             NOVEMBER 30,         NOVEMBER 30,
(in thousands)                                                   2003                  2002
--------------------------------------------------            ---------             ---------
    Sales
              Pharmaceutical                                  $  77,910             $  74,946
              Industrial                                         29,922                27,843
              Energy                                             24,650                22,039
                                                              ---------             ---------
              Total                                           $ 132,482             $ 124,828
                                                              =========             =========


    Income Before Interest and Income Taxes (EBIT)
              Pharmaceutical                                  $   2,209             $   3,722
              Industrial                                          2,205                 1,816
              Energy                                              5,832                 4,513
              Corporate and Eliminations                         (3,061)               (3,008)
                                                              ---------             ---------
              Total                                           $   7,185             $   7,043
                                                              =========             =========


    Depreciation and Amortization
              Pharmaceutical                                  $   2,607             $   2,621
              Industrial                                          1,262                 1,248
              Energy                                              1,337                 1,383
              Corporate and Eliminations                            385                   335
                                                              ---------             ---------
              Total                                           $   5,591             $   5,587
                                                              =========             =========


    Orders
              Pharmaceutical                                  $  85,833             $  74,959
              Industrial                                         30,580                30,524
              Energy                                             26,288                22,209
                                                              ---------             ---------
              Total                                           $ 142,701             $ 127,692
                                                              =========             =========


    Backlog
              Pharmaceutical                                  $  94,698             $ 100,728
              Industrial                                         22,626                23,953
              Energy                                              4,269                 3,497
                                                              ---------             ---------
              Total                                           $ 121,593             $ 128,178
                                                              =========             =========

Note: All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.